EXHIBIT 11

LOCK-UP AGREEMENT

April 30, 2012

Jefferies & Company, Inc.

520 Madison Avenue

New York, New York 10022

RE: iGATE Corporation (the “Company”)

Ladies & Gentlemen:

The undersigned is an owner of record or beneficially of certain shares of common stock, par value $0.01 per share, of the Company (“Shares”) or securities convertible into or exchangeable or exercisable for Shares. The Company and certain selling shareholders propose to enter into an underwriting agreement with Jefferies & Company, Inc. for the public offering of Shares by certain selling stockholders (the “Offering”). The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company by, among other things, creating additional public float. The undersigned acknowledges that you are relying on the representations and agreements of the undersigned contained in this letter agreement in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, and will cause any spouse or immediate family member of the spouse or the undersigned living in the undersigned’s household not to, without the prior written consent of Jefferies & Company, Inc., directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any Shares, options or warrants to acquire Shares, or securities exchangeable or exercisable for or convertible into Shares currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned (or such spouse or family member), or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date 60 days after the date of the underwriting agreement relating to the Offering to which the Company is a party (the “Lock-up Period”); provided, that if (i) during the last 17 days of the Lock-up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (ii) prior to the expiration of the Lock-up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, then, in each such case, the Lock-up Period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such extension, except that such extension will not apply if, within three business days prior to the 15th calendar day before the last day of the Lock-up Period, the Company delivers a certificate, signed by the Chief Financial Officer or Chief Executive Officer of the Company, certifying on behalf of the Company that (a) the Shares are “actively traded securities” (as defined in Regulation M), (b) the Company meets the applicable requirements of paragraph (a)(1) of Rule 139 under the Securities Act in the manner contemplated by FINRA Conduct Rule 2711(f)(4) and (c) the provisions of FINRA Conduct Rule 2711(f)(4) are not applicable to any research reports relating to the Company published or distributed by you during the 15 days before or after the last day of the Lock-up Period (before giving effect to such extension); provided, further, that the foregoing restrictions shall not apply to: (1) Shares acquired in open market transactions by the undersigned after the completion of the Offering, (2) the exercise of stock options on a “cashless” or “net exercise” basis in accordance with the terms thereof provided that the Shares acquired upon such exercise shall be subject to the restrictions on transfer herein, and the withholding of Shares or delivery of Shares to the Company to satisfy the tax withholding obligations related to such exercise, (3) the withholding of Shares or delivery of previously owned Shares to the Company to satisfy the tax withholding obligations arising from the vesting of restricted shares, (4) the transfer of any or all of the Shares owned by the undersigned, either during his lifetime or on death, by gift, will or intestate succession to the immediate family of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his immediate family, (5) any or all of the Shares or other Company securities if the transfer is by distribution to partners, members or shareholders of the undersigned, (6) any transfer to an affiliate of the undersigned or (7) pledges by the undersigned of Shares in favor of a lending or other similar financing source; provided, however, that, in the case of a transfer pursuant to clauses (4), (5), (6) and (7) above, it shall be a condition to such transfer that the transferee executes and delivers to Jefferies & Company, Inc. an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this letter agreement, and there shall be no further transfer of such Shares, except in accordance with this letter agreement. The undersigned hereby acknowledges and agrees that written notice of any extension of the Lock-up Period pursuant to the preceding sentence will be delivered by Jefferies & Company, Inc. to the Company and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Shares or securities convertible into or exchangeable or exercisable for Shares held by the undersigned except in compliance with the foregoing restrictions.

With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of any Shares owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering.

This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

[Signature page follows.]

Viscaria Limited
Printed Name of Holder

By:	/s/ Devora Har-Tuv
Signature

Devora Har-Tuv, Director
Printed Name of Person Signing
(Indicate capacity of person signing if signing as
custodian, trustee, or on behalf of an entity.)